Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2014 for Mercury Payment Systems, LLC, in Amendment No. 2 to the Registration Statement (Form S-1) and the related Prospectus of Mercury Payment Systems, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Denver, Colorado

April 29, 2014